Exhibit 10.7.6
Brighthouse Services, LLC
Voluntary Deferred Compensation Plan

Restated Effective as of January 1, 2025
1.Purpose. The purpose of the Plan is to provide an opportunity for a select group of management and highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, to delay receipt of certain compensation until a later date, at which time payment of the compensation will be made after adjustment for the simulated investment experience of such compensation from the date of deferral. The Plan is unfunded and will be administered in compliance with Legal Deferral Requirements.
2.Definitions. Capitalized terms in this Plan, and their forms, shall have the following meanings:
2.1.“Affiliate” shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by the Company.
2.2.“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in rule 13d-3 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended from time to time.
2.3.“Board” or “Board of Directors” means the Board of Directors of Brighthouse Financial, Inc.
2.4.“BSP” shall mean the Brighthouse Services, LLC Savings Plan and Trust.
2.5.“Cash Incentive Compensation” shall mean compensation payable in the form of cash under (a) the Brighthouse Services, LLC Short-Term Incentive Plan (as it may be amended, or any successor plan or program thereto) or (b) payments of the nature of variable incentive compensation to a Wholesaler to the extent deemed covered by this definition from time to time by the Plan Administrator in its discretion, but, for the avoidance of doubt, shall not include any payments in lieu of compensation payable under any such plans contingent on a separation agreement, release, or similar agreement.
2.6.“Change of Control” shall occur if any of the following events occur after March 12, 2018:

(i)Any Person acquires (other than directly from Brighthouse Financial, Inc.) Beneficial Ownership, directly or indirectly, of securities of Brighthouse Financial, Inc. representing thirty percent (30%) or more of the combined Voting Power of Brighthouse Financial, Inc.’s securities;

(ii)Within any twenty-four (24) month period, the individuals who were Directors of Brighthouse Financial, Inc. at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors or the Board of Directors of any successor to Brighthouse Financial, Inc.; provided, that any Director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this Section 2.25(ii); provided, further, notwithstanding the foregoing, that no individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of Directors of Brighthouse Financial, Inc. or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or solicitation of proxies or consents, shall be considered an Incumbent Director for purposes of this Section 2.25(ii);

(iii)The shareholders of Brighthouse Financial, Inc. approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of Brighthouse Financial, Inc. which is consummated (a “Corporate Event”), and immediately following the consummation of which the shareholders of Brighthouse Financial, Inc. immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation, or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than thirty percent (30%) of the consolidated assets of Brighthouse Financial, Inc. immediately prior to such Corporate Event; or

(iv)The stockholders of Brighthouse Financial, Inc. approve a plan of complete liquidation or dissolution of Brighthouse Financial, Inc., or the approval by the Board of a plan of complete or partial liquidation or dissolution of an affiliate of Brighthouse Financial, Inc. that is a life insurance operating company, which affiliate’s assets represent fifty percent (50%) or more of the combined assets of all affiliates of Brighthouse Financial, Inc. that are life insurance operating companies measured as of the date immediately preceding the date the liquidation or dissolution is approved. For purpose of this section 2.25(iv) only, “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act, with reference to Brighthouse Financial Inc., and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which Brighthouse Financial Inc. owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the combined Voting Power of Brighthouse Financial, Inc.’s securities as a result of acquisition of Voting Securities by Brighthouse Financial, Inc. which, by reducing the number of Voting Securities outstanding, increases the proportional number of securities over which such Person has Beneficial Ownership; provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Brighthouse Financial, Inc., and after such share acquisition by Brighthouse Financial, Inc., the Subject Person becomes the Beneficial Owner of any additional securities that increase the then outstanding combined Voting Power of Brighthouse Financial, Inc.’s securities Beneficially Owned by such Subject Person, then a Change of Control shall occur.
2.7.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.8.“Company” shall mean Brighthouse Services, LLC.
2.9.“Compensation” shall mean base salary and Cash Incentive Compensation, payable by the Company.
2.10.“Deferral Election” shall mean a written document executed by the Eligible Employee specifying the Eligible Employee’s instructions regarding the matters addressed by Section 5 of this Plan.

2.11.“Deferred Compensation Account” shall mean a record-keeping account established for the benefit of a Participant to which Compensation deferred by a Participant is credited in accordance with the terms of this Plan. The value of each Deferred Compensation Account shall be adjusted as provided in this Plan.
2.12.“Director” means any individual who is a member of the Board of Directors of Brighthouse Financial, Inc.
2.13.“Eligible Employee” shall mean an Officer or a Wholesaler that meets the eligibility criteria determined by the Plan Administrator and receives written notice of Plan eligibility for the following calendar year. In no event shall an Officer or Wholesaler be considered an Eligible Employee with respect to Compensation attributable to the calendar year in which such individual commenced employment with the Company or an Affiliate.
2.14.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.15.“Investment Tracking” shall mean the adjustment of value to reflect simulated investment performance.
2.16.“Investment Tracking Funds” shall mean those funds and vehicles described in Section 6 of this Plan.
2.17.“Legal Deferral Requirements” shall mean requirements under law to achieve deferral of income taxation, including but not limited to Code Section 409A and any regulations promulgated thereunder.
2.18. “Officer” shall mean each individual who is employed by the Company with a paygrade of (i) 15 or above, (ii) CEO; (iii) EG; (iii) 15 or above; or (iv) 14 who has eligible compensation as that term is defined under BSP for the 12-month period of October 1 through September 30 immediately preceding an Open Enrollment Period or for such other 12-month period otherwise designated by the Plan Administrator, equal to or in excess of a dollar threshold established by the Plan Administrator in its discretion for each such 12-month period. The dollar threshold will be communicated to Eligible Employees during the applicable Open Enrollment Period.
2.19.“Open Enrollment Period” shall mean the period of time each calendar year, as established by the Plan Administrator, during which an Eligible Employee may complete a Deferral Election with respect to Compensation to be earned during the next following calendar year.

2.20.“Participant” shall mean each Eligible Employee who has at any time deferred Compensation by operation of a Deferral Election under this Plan and has a Deferred Compensation Account in the Plan.
2.21.“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof; provided, however, that “Person” shall not include (i) Brighthouse Financial, Inc. or any Affiliate or (ii) any employee benefit plan (including an employee stock ownership plan) sponsored by Brighthouse Financial, Inc. or any Affiliate.
2.22.“Plan” shall mean this Brighthouse Services, LLC Voluntary Deferred Compensation Plan.
2.23.“Plan Administrator” shall mean the Plan Administrator of BSP, including any person to whom such office has been delegated consistent with BSP.

2.24.“Reallocation Election” shall mean a written document executed by the Participant specifying the Participant’s instructions regarding the matters addressed by Section 8 of this Plan.
2.25.“Total Return” shall mean the change (plus or minus) in price or value, plus dividends (if any) on a reinvested basis, during the applicable period, less any management fees or other expenses applicable to the fund or investment serving as the basis for Investment Tracking Fund, as determined by the Plan Administrator in its discretion.
2.26.“Unforeseeable Emergency” shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in any case that is not or cannot be relieved by the Participant through reimbursement or compensation by insurance or otherwise, liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), and in any case solely to the extent consistent with the grounds for action by the Plan Administrator under Section 11 of this Plan consistent with Legal Deferral Requirements.
2.27.“Voting Power” shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.
2.28.“Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

2.29.“Wholesaler” shall mean each individual who is employed by the Company as a sales grade employee who is eligible for variable compensation or as a member of the sales leadership team, and has eligible compensation as that term is defined under BSP for the 12-month period of October 1 through September 30 immediately preceding an Open Enrollment Period or for such other 12-month period otherwise designated by the Plan Administrator, equal to or in excess of a dollar threshold established by the Plan Administrator in its discretion for each such 12-month period. The dollar threshold will be communicated to Eligible Employees during the applicable Open Enrollment Period.
3.Plan Administration.
3.1.The Plan Administrator shall administer the Plan.
3.2.The Plan Administrator may establish, amend, and rescind administrative rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the Company and its Affiliates, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with Legal Deferral Requirements.
3.3.Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.
3.4.The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to Eligible Employees and Participants as it deems necessary or appropriate in connection with the Plan (including but not limited to communications explaining the risks and potential benefits of the Investment Tracking Funds). Subject to the provisions of Section 18 of this Plan, the Plan Administrator may, in its discretion, adjust the value of Deferred Compensation Accounts on a basis other than as prescribed in Deferral Elections or Reallocation Elections, including but not limited to the use of Investment Tracking Funds other than those selected by the Participant.
3.5.Except to the extent prohibited by law, communication by the Plan Administrator (or its delegate) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

3.6.The Plan Administrator may appoint such agents, who may be officers or employees of the Company, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professionals as it deems desirable and may rely on any opinion received from any such professional or from its agent. The Plan Administrator shall pay for all expenses incurred in the administration of the Plan to Participants’ accounts.
4.Eligibility to Participate. The Plan Administrator, in its sole discretion, shall determine annually which management and highly compensated employees of the Company shall be eligible to participate in the Plan in order to maintain the status of the Plan as a “top hat” plan within the meaning of ERISA. Each Eligible Employee will receive a written notice of Plan eligibility for the following calendar year.
5.Deferral Elections.
5.1.At such times, as are determined by the Plan Administrator, each Eligible Employee may complete and submit to the Plan Administrator a Deferral Election applicable to the Eligible Employee’s Compensation payable for services performed in such periods on and after January 1, 2018 and following the date of the Deferral Election (or other such periods consistent with Legal Deferral Requirements) determined by the Plan Administrator. The Plan Administrator shall prescribe the form(s) of Deferral Election.
5.2.The Plan Administrator may offer a Participant the opportunity to indicate each or any of the following, either separately or in combination, in a Deferral Election:
(a) for Officers only, the percentage, in increments of 1%, of the Eligible Employee’s base salary (which, for greater clarity, shall not include any payments under any such plans contingent on a separation agreement, release, or similar agreement) that the Eligible Employee wishes to defer into a Deferred Compensation Account, which shall be no less than 10% and no greater than 50%;
(b) the percentage, in increments of 1%, of the Eligible Employee’s Cash Incentive Compensation that the Eligible Employee wishes to defer into a Deferred Compensation Account, which shall be no less than 10% and no greater than 70% for the Officers and 50% for the Wholesalers;
(c) the Investment Tracking Fund(s) that will be used to adjust the value of the Participant’s Deferred Compensation Account;
(d) the year in which the Participant wishes the payment of the Deferred Compensation Account to begin;
(e) whether the Participant’s Deferred Compensation Account is to be paid in a single lump sum or annual installments; and
(f) if the Participant’s Deferred Compensation Account is to be paid in annual installments, the number (not to exceed fifteen (15)) of such installments.

5.3.With regard to Wholesalers, for purposes of Section 5.2 above, in order for an amount to be an eligible deferral under this Plan and to validly be the subject of a Deferral Election, the amount deferred must be determined by the Plan Administrator to be benefitable under the terms of BSP. The Plan Administrator may reform or interpret any Deferral Election as necessary to limit the amount deferred as provided under this Section 5.2.
5.4.Each Deferral Election shall indicate the year in which the Eligible Employee wishes to receive payment from a Deferred Compensation Account by indicating a specific calendar year that is at least three calendar years following the calendar year in which the Compensation subject to the Deferral Election would have otherwise been earned. Notwithstanding any provisions of this Section 5, the payment from a Deferred Compensation Account must begin by the year in which the Participant reaches the age of 70. If a Deferral Election is made when a Participant reaches the age of 70 or older, the distribution of such Deferral Election must begin in the third calendar year following the calendar year the Compensation is earned. The Deferral Election made under this Section 5.4 shall be binding and irrevocable and cannot be changed.
5.5.The Plan Administrator may, in its discretion, reject and/or reform any Deferral Election, in whole or in part, due to (a) inconsistency of the Deferral Election with this Plan; (b) inconsistency of the Deferral Election with employer compliance with legal requirements (including those regarding sufficient tax withholding and those regarding payroll taxation for FICA or otherwise); (c) inconsistency of the Deferral Election with requirements for employee contributions or premium payments from compensation under the terms of any plan; (d) inconsistency of the Deferral Election with Legal Deferral Requirements; or (e) any other lawful basis.
5.6.Notwithstanding any other provisions of this Plan, any Compensation payable to a Participant within one-hundred eighty (180) days after the first day of the second calendar month following a hardship payment to the Participant under BSP, shall not be eligible for deferral under this Plan.
5.7.For purposes of applicable determinations pursuant to Legal Deferral Requirements, to the extent any Deferred Compensation Account is to be paid in annual installments, such payments shall constitute a single payment.
6.Investment Tracking. Except as provided in Section 3.4 of this Plan, the value of each Participant’s Deferred Compensation Account shall be adjusted to reflect the simulated investment performance on a Total Return basis using the Investment Tracking Funds described in Section 7 of this Plan, on the same basis as if the value of such Deferred Compensation Accounts had been invested in such Investment Tracking Funds, for such period(s) of time determined under the Plan until they are paid. To the extent permitted by the Plan Administrator, each Participant may select from among the Investment Tracking Funds for purposes of such valuation in the Participant’s Deferral Election and Reallocation Elections.

7.Investment Tracking Funds. The Plan Administrator shall determine in its discretion any method(s) of Investment Tracking that will be available from time to time. The methods of Investment Tracking described in or determined under this Section 7 shall be available for Deferral Elections and Reallocation Elections. To the extent the methods of Investment Tracking are changed, or otherwise as the Plan Administrator determines in its discretion, the Plan Administrator may require the Participant to make an appropriate change in the Participant’s Investment Tracking or may unilaterally impose a method of Investment Tracking.
8.Reallocation Elections.
8.1.The Participant may change the Investment Tracking Funds used to adjust either (a) the value of new contributions to his/her Deferred Compensation Account, from the date(s) Compensation is deferred rather than paid; and/or (b) the value of the Participant’s existing Deferred Compensation Account.
8.2.Unless the Plan Administrator determines otherwise, a Reallocation Election shall be effective on the first business day after it is received by the Plan Administrator.
9.Beneficiary Designation. The Plan Administrator shall prescribe the form by which each Eligible Employee and Participant may designate a beneficiary or beneficiaries (who may be named contingently, and among whom payments received under this Plan may be split as indicated by the individual) for purposes of receiving payment from the Participant’s Deferred Compensation Account after the death of such Participant. Each designation will be effective only upon its receipt by the Plan Administrator during the life of the individual making the designation and shall revoke all prior beneficiary designations by that individual related to this Plan.
10.Payment of Deferred Compensation Accounts.
10.1.Amount. Except as provided in Section 3.4 of this Plan, the amount of payment(s) from each Deferred Compensation Account shall reflect the value of such Deferred Compensation Account through the first business day of the month in which each payment from a Deferred Compensation Account is made, as adjusted for Investment Tracking. If payment from a Deferred Compensation Account is to be made in installments, then the amount of each installment will be determined by dividing the value of the Deferred Compensation Account at the time the payment is due by the remaining number of installments until the last such installment payment is made.
10.2.Medium. The form of payment of all Deferred Compensation Accounts shall be cash.
10.3.Timing and Form of Payments.

10.3.1.    Distribution(s) from a Participant’s Deferred Compensation Account shall begin only in May of the calendar year set forth in the Participant’s Deferral Election. The amount of such distribution will be valued based on the Investment Tracking Funds’ respective closing prices at the end of the first business day of the month in which such distribution is made.
10.3.2.    Notwithstanding any of the other terms of this Section 10.3, to the extent any of the Participant’s Deferred Compensation Account is payable pursuant to Sections 11 or 12 of this Plan, payment shall be made in a single lump sum.

10.3.3.    Payment(s) of a Participant’s Deferred Compensation Account shall be made in accordance with the timing set forth in this Section 10.3, or at such other time after any delays in payment required under Legal Deferral Requirements have passed. In no event shall the Company, any Affiliate, or the Plan have any liability to anyone on account of payment being made later than the date payable due to administrative considerations or otherwise.

10.3.4.    Notwithstanding any other terms of this Plan, no payment of any Deferred Compensation Account shall be made at a time inconsistent with Legal Deferral Requirements.

10.4.No Re-Deferrals. The timing for distribution of a Participant’s Deferred Compensation Account set forth in Section 10.3 is not subject to change and no re-deferral of such Deferred Compensation Account will be permitted.

10.5.To Whom Paid. Except as otherwise provided in this Plan, all payments of a Participant’s Deferred Compensation Account will be made to the Participant.

10.6.Payments Upon Death. If a Participant dies on any date prior to the date all required payments under the Plan have been made, all unpaid amounts in the Participant’s Deferred Compensation Account shall be paid in a single lump sum to the beneficiary designated by the Participant. Such payment will be made as soon as reasonably practicable following notification to the Plan Administrator of a Participant’s death, but in no event later than the end of the calendar year following the calendar year of the Participant’s death. If the Participant’s designated beneficiary has not survived the Participant, or the Participant has designated no beneficiary for purposes of this Plan, such payment will be made to the Participant’s estate.

10.7.Withholding and Effect of Taxes. Payments under this Plan will be made after the withholding of any Federal, state, or local income, employment or other taxes legally obligated to be withheld, as determined by the Plan Administrator in its discretion. All tax liabilities arising out of deferrals under this Plan shall be the sole obligation of the Participant or his/her beneficiary, including but not limited to any tax liabilities arising out of Legal Deferral Requirements. Withholding of any taxes or other items required by law may be made from each payment of a Participant’s Deferred Compensation Account or from other payments due to the Participant from any Affiliate to the extent consistent with law.
10.8.No Loans and Assignments. The Plan shall make no loan, including any loan on account of any Deferred Compensation Account, to any Participant or any other person nor permit any Deferred Compensation Account to serve as the basis or security for any loan to any Participant or any other person. Except as provided in Section 19 of this Plan, no Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation Account or any other rights under this Plan.
10.9.Recovery of Overpayments. In the event any payments under the Plan are made on account of a mistake of fact or law, the recipient shall return such payment or overpayment to the Company as requested by the Company.
11.Hardship Accommodations.
11.1.Upon the written request of an Eligible Employee or Participant, the Plan Administrator may, in its discretion and in light of any facts or considerations it deems appropriate, find that the Eligible Employee or Participant has suffered an Unforeseeable Emergency. In light of such a finding, the Plan Administrator may, to the extent the Plan Administrator determines necessary for the Eligible Employee or Participant to address the Unforeseeable Emergency, (a) suspend the deferral of receipt of Compensation by the Eligible Employee or Participant pursuant to a Deferral Election; and/or (b) to the extent the Plan Administrator finds, in its discretion, that such a suspension of deferral is insufficient to address the Participant’s Unforeseeable Emergency, make payment of all or a portion of the Participant’s Deferred Compensation Account. The Plan Administrator shall provide the Eligible Employee or Participant with written notice of its determinations in response to the Eligible Employee’s or Participant’s request. Notwithstanding any other provision of Section 11, if other funds (including without limitation, loans and withdrawals from BSP) are available, the request under this Plan will not be considered.

11.2.The total amount of deferrals suspended or payment advanced shall not exceed the amount necessary to satisfy the financial consequences of the Unforeseeable Emergency plus any amounts necessary to pay any of the Participant’s federal, state or local income taxes reasonably anticipated to result from such distribution and shall not exceed the total value of the Participant’s Deferred Compensation Account under the Plan. In determining the amount to be distributed from the Plan on a finding of an Unforeseeable Emergency, the Plan Administrator shall consider the availability of funds from other sources to satisfy the Unforeseeable Emergency, including, but not limited to, the availability of an in-service distribution from BSP, and shall offset those available amounts from the amount distributed from this Plan. No accommodation pursuant to this Section 11 shall be implemented in manner or at a time when prohibited or punishable by any applicable Affiliate policy or law.
11.3.If the Eligible Employee or Participant participates in any other deferred compensation plan of the Company or by virtue of employment with any Affiliate, the Plan Administrator may coordinate the operation of this Section 11 with the operation or similar provisions of any such other plan, including but not limited to reducing the value of deferrals in ascending order of the value of deferrals in each plan beginning with the plan in which the individual’s deferrals have the lowest value.
11.4.To the extent that the value of the Participant’s Deferred Compensation Account is reduced, the value tracked according to each Investment Tracking Fund shall be reduced proportionate to the total value of the Deferred Compensation Account being tracked in that Investment Tracking Fund.
12.Unilateral Payment Consistent with Law. In those circumstances permitted by law consistent with Legal Deferral Requirements, the Plan Administrator may, in its discretion, and regardless of the Participant’s wishes, pay a Participant the value of the Participant’s Deferred Compensation Account in whole or in part. No payment pursuant to this Section 12 shall be made in manner or at a time when prohibited or punishable by any applicable law.

13.Nature of Liability. All Deferred Compensation Accounts accrued under this Plan are unsecured obligations of the Company and any successor thereto, and are neither obligations, debts, nor liabilities of any other entity or party. This Plan and the liabilities created hereunder are unfunded. Investment Tracking, any other means for adjusting or communicating the value of Deferred Compensation Accounts, and any communication or documentation regarding this Plan or any Participant’s Deferred Compensation Account are for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of the Company or any other party. All Deferred Compensation Accounts accrued under this Plan are subject to the claims of general creditors of the Company or any Affiliate. Although the Plan is intended to be designed and administered in complete accordance with Legal Deferral Requirements, in no event shall the Company, any Affiliate, or the Plan have any liability to anyone for any taxes, penalties, or other losses on account of the Plan or its administration failing to comply with Legal Deferral Requirements.
14.No Guarantee of Employment; No Limitation on Employer Action. Nothing in this Plan shall interfere with or limit in any way the right of any employer to establish the terms and conditions of employment of any individual, including but not limited to compensation and benefits, or to terminate the employment of any individual, nor confer on any individual the right to continue in the employ of any employer. Nothing in this Plan shall limit the right of any employer to establish any other compensation or benefit plan. No Deferred Compensation Account shall be treated as compensation for purposes of a Participant’s right under any other plan, policy, or program, except as stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.
15.Term of Plan. This Plan shall be effective with regard to base salary and Cash Incentive Compensation payable on and after January 1, 2018, and shall continue in effect unless and until it is terminated pursuant to its terms. The Plan Administrator may solicit and receive Deferral Elections prior to the dates this Plan and any amended and restated terms and any amendment to the Plan are effective.
16.Governing Law. The Plan shall be governed by and construed in accordance with North Carolina law, without regard to its conflict of laws principles.
17.Entire Plan; Third Party Beneficiaries. This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between an Eligible Employee or Participant and an Affiliate with regard to the Plan or Deferred Compensation Accounts. There are no third-party beneficiaries to this Plan, other than Participants’ respective beneficiaries designated under the terms of this Plan.

18.Amendment and Termination. To the extent permissible under law, including Legal Deferral Requirements, the Plan Administrator may amend, modify, suspend, or terminate this Plan at any time. Any such amendment or termination will not reduce the amount in Deferred Compensation Accounts accrued under this Plan prior to the execution of such amendment or termination.
18.1    Limitations on Amendment After a Change of Control. Notwithstanding any other provision of this Plan, no amendments can be made to this Plan after a Change of Control that would, in any way, reduce the amount in Deferred Compensation Accounts accrued under the Plan for any Participant as of the date the Change in Control occurred. Amendments to Investment Tracking Funds under this Plan after a Change of Control cannot eliminate all Investment Tracking Funds that have a fixed rate of return. Furthermore, after a Change of Control, the adjustment to the value of the Participant’s Deferred Compensation Account under any such fixed Investment Tracking Funds may not fall below zero. Further, no amendments or modifications to the timing and form of distributions available under this Plan can be made after a Change of Control has occurred.
19.Qualified Domestic Relations Orders. The Plan Administrator shall designate or otherwise recognize the attachment of any portion of a Participant's Deferred Compensation Account in favor of the Participant's spouse or former spouse to the extent such action is mandated by the terms of a qualified domestic relations order as defined in Section 414(p) of the Code, and otherwise as determined by this Plan. The Plan Administrator will distribute the portion so assigned in a lump sum to the spouse or former spouse in the calendar year following the year in which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and Legal Deferral Requirements.
20.Claims. Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with Section 503 of ERISA, regulations thereunder (and any other law that amends, supplements, or supersedes said section of ERISA), and any procedures adopted by the Plan Administrator. The claims procedures referenced above are incorporated in this Plan by this reference. For the avoidance of doubt, the Plan Administrator or his or her designee has full discretion to make any and all required determinations necessary to determine any matter requiring interpretation or determination under this Plan.

[signature page to follow]

IN WITNESS WHEREOF, this Brighthouse Services, LLC Voluntary Deferred Compensation Plan, is restated to incorporate all previous amendments to the Plan since its inception, effective January 1, 2025.

/s/ Micah Dowling
Micah Dowling
Plan Administrator

Date:	December 9, 2024

Witness:	/s/ Tracy Kidd